EXHIBIT 99.1
Blue Hills Bancorp, Inc. Declares Quarterly and Special Cash Dividend

On May 16, 2017, the Board of Directors of Blue Hills Bancorp, Inc. (NASDAQ:BHBK) declared a special dividend of $0.20 and a regular quarterly cash dividend of $0.05 per common share, payable on June 14, 2017 to stockholders of record as of May 31, 2017.

ABOUT BLUE HILLS BANCORP
Blue Hills Bancorp, Inc., with corporate headquarters in Norwood, MA, had assets of $2.5 billion at March 31, 2017 and operates 11 branch offices in Boston, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, Massachusetts. The Bank's three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. The Bank provides consumer, commercial and municipal deposit and loan products in Eastern Massachusetts through its branch network, loan production offices and eCommerce channels. The Bank offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts. The Bank also serves consumers through a full suite of consumer banking products including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. The Bank has invested substantially in online technology including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Blue Hills Bank has been serving area residents for over 140 years. For more information about Blue Hills Bank, visit www.bluehillsbank.com.

Media and Investor Contact:
William Parent, 617-360-6520